UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2017

Lightstone Real Estate Income Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-200464	47-1796830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2016, Lightstone Real Estate Income Trust, Inc. (the “Company”), through its wholly owned subsidiary, REIT Cove LLC (“REIT Cove”), LSG Cove LLC (“LSG Cove”), an affiliate of the Lightstone Group, LLC, the Company’s sponsor and a related party, and Maximus Cove Investor LLC (“Maximus”), an unrelated third party (collectively, the “Buyer”), entered into an agreement of sale and purchase (the “Cove Transaction”) with an unrelated third party, RP Cove, L.L.C (the “Seller”), pursuant to which the Buyer will acquire the Seller’s membership interest in RP Maximus Cove, L.L.C. (the “Joint Venture”) for approximately $255.0 million. The Joint Venture owns and operates The Cove at Tiburon ( “The Cove”), a 281-unit, luxury waterfront multifamily rental property located in Tiburon, California. Prior to entering into the Cove Transaction, Maximus previously owned a separate noncontrolling interest in the Joint Venture.

On January 31, 2017, REIT Cove entered into an Assignment and Assumption Agreement (the “Assignment”) with another of the Company’s wholly owned subsidiaries, REIT IV COVE LLC (“REIT IV Cove”) and REIT III COVE LLC (“REIT III Cove”), a subsidiary of the operating partnership of Lightstone Value Plus Real Estate Investment Trust III, Inc., a real estate investment trust also sponsored by the Company’s sponsor and a related party, and together with REIT IV Cove, collectively, the “Assignees”. Under the terms of the Assignment, the Assignees were assigned the rights and obligations of REIT Cove with respect to the Cove Transaction.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 31, 2017, REIT IV Cove, REIT III Cove, LSG Cove, and Maximus (the “Members”) completed the Cove Transaction for aggregate consideration of approximately $255.0 million, which consisted of $80 million of cash and $175 million of proceeds from a loan from a financial institution. The Company paid approximately $20.0 million for a 22.5% membership interest in the Joint Venture.

The Company’s interest in the Joint Venture is a non-managing interest, because the Company exerts significant influence over but does not control the Joint Venture, it will account for its ownership interest in the Joint Venture in accordance with the equity method of accounting. All distributions of earnings from the Joint Venture will be made on a pro rata basis in proportion to each Members’ equity interest percentage. Any distributions in excess of earnings from the Joint venture will be made to the Members pursuant to the terms of the Joint Venture’s operating agreement. An affiliate of Maximus is the asset manager of The Cove and receives certain fees as defined in the Property Management Agreement for the management of The Cove. The Company will commence recording its allocated portion of profit and cash distributions beginning as of January 31, 2017 with respect to its membership interest of 22.5% in the Joint Venture.

In connection with the closing of the Cove Transaction, the Joint Venture simultaneously entered into a $175.0 million loan (the “Loan”) initially scheduled to mature on January 31, 2020 with two, one-year extension options, subject to certain conditions. The Loan requires monthly interest payments through its maturity date.  The Loan bears interest at Libor plus 3.85% through its initial maturity and Libor plus 4.15% during each of the extension periods. The Loan is collateralized by The Cove and an affiliate of the Company’s sponsor (the “Guarantor”) has guaranteed the Joint Venture‘s obligation to pay the outstanding balance of the Loan up to approximately $43.8 million (the “Loan Guarantee”). The Members have agreed to reimburse the Guarantor for any balance that may become due under the Loan Guarantee, of which the Company’s share is up to approximately $10.9 million.

The Cove is a multi-family complex consisting of 281-units, or 289,690 square feet, contained within 32 apartment buildings over 20.1 acres originally constructed in 1967. As of January 31, 2017, The Cove was 81.5% occupied. The average remaining term for existing leases in The Cove is 4 months and the average rental price per square foot is $4.47.

Starting in 2013, approximately $38 million has been invested in an extensive refurbishment of The Cove; of which to date, 97% of the apartment buildings have been completed. The Members intend to use the remaining proceeds from the Loan and to invest additional capital if necessary to complete the refurbishment of The Cove. The Guarantor provided an additional guarantee of up to approximately $13.4 million (the “Refurbishment Guarantee”) to provide the necessary funds to complete the remaining renovations as defined in the Loan. The Members have agreed to reimburse the Guarantor for any balance that may become due under the Refurbishment Guarantee, of which the Company’s share is up to approximately $3.3 million.

The capitalization rate for the acquisition of The Cove was approximately 3.9%. The Company calculates the capitalization rate for a real property by dividing the net operating income (“NOI”) of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve-month period ended December 2016. Additionally, NOI calculated as all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE REAL ESTATE INCOME TRUST INC.

Date: February 6, 2017	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer

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